Exhibit 99.1

CONTACTS:	J. Michael Kirksey
Chief Financial Officer
Input/Output(281) 879-3672

Jack Lascar, Partner
Karen Roan, SVP
DRG&E (713) 529-6600

FOR IMMEDIATE RELEASE

I/O REPORTS FIRST QUARTER 2005 RESULTS

• First quarter 2005 revenues of $66.8 million
• Company reconfirms previous 2005 guidance

HOUSTON – APRIL 27, 2005 – Input/Output, Inc. (NYSE: IO) today announced first quarter 2005 net loss of $3.3 million or $(0.04) per share, on revenues of $66.8 million compared to a net loss of $558 thousand, or $(0.01) per share, on revenues of $36.3 million for the same period a year ago.

     Bob Peebler, I/O’s President and Chief Executive Officer, said, “As we stated in our fourth quarter conference call, we expected to start the year slowly and improve throughout the year with a larger portion of the revenues in the last half of the year. GX Technology’s (GXT) results were significantly better than the fourth quarter of 2004. In addition, their backlog for processing work improved 400 percent during the quarter. As a result, we expect GXT to have an improved revenue mix and improved profitability as the year unfolds. While the mix of revenues in our Image System Group resulted in low first quarter gross margins, we continue to see increasing seismic activity levels along with growing oil and gas company acceptance of VectorSeis as we continue to invest heavily in this new technology.

     “The fundamental drivers of the seismic market are improving. Top line revenues increased by $30.6 million or 84 percent over the year ago period. Excluding GXT, revenues increased 27 percent as the demand for seismic technology continues to grow. As our contractor customers become more profitable due to an improving seismic market, they are increasing their spending on both replacement equipment and new technology. Through April 2005, we sold two System Four VectorSeis to new VectorSeis contractors, bringing our VectorSeis capable contractor base to ten.”

GXT, which was acquired in June of last year, contributed revenues of $20.7 million during the quarter. Land imaging revenues increased to $30.6 million compared to $20.6 million a year ago. Marine imaging revenues were $10.9 million. This compares to $11.5 million a year ago when we made the first shipment of our VectorSeis Ocean product.

     Gross margin for the first quarter declined to 24 percent from 33 percent. First quarter margins were impacted as sales of lower margin vibrator trucks and other mature products accounted for a larger percentage of overall sales. Operating expenses as a percentage of revenues for the first quarter fell to 28 percent compared to 30 percent for the first quarter of last year.

     Loss from operations in the quarter was $2.8 million compared to income from operations of $1.0 million in the first quarter of 2004 mostly due to lower overall gross margins. EBITDA (earnings before net interest expense, taxes, depreciation and amortization) for the first quarter continued to improve to $5.9 million compared to $3.5 million for the first quarter of last year. You can find a reconciliation of EBITDA to reported earnings at the end of this press release.

OUTLOOK

     The following statements are based on our current expectations. These statements are forward looking and actual results may differ materially. Factors affecting these forward-looking statements are detailed below.

     Mike Kirksey, Executive Vice President and Chief Financial Officer, commented, “We continue to expect 2005 revenues to range between $320 and $365 million with much of the revenue growth coming from continued market penetration of our new field acquisition systems, improving financial performance at GXT and a stronger overall marine seismic market. We expect sales and margins to improve as we move through the year, with full year 2005 gross margins to range between 30 percent and 35 percent. We anticipate operating expenses as a percentage of revenues to range between 23 and 28 percent during the year. As a result, we continue to anticipate 2005 earnings to range between $0.15 and $0.40 per share.”

CONFERENCE CALL

     I/O has scheduled a conference call for Thursday, April 28, 2005, at 9:30 a.m. eastern time. To participate in the conference call, dial 303-262-2142 at least 10 minutes before the call begins and ask for the Input/Output conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 5, 2005. To access the replay, dial 303-590-3000 and use pass code 11028489.

     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.i-o.com. Also, an archive of the web cast will be available shortly after the call on the company’s website.

I/O is a world leading, technology-focused seismic solutions provider. The company provides cutting-edge seismic acquisition equipment, software, and planning and seismic processing services to the global oil and gas industry. I/O’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging. Headquartered in Houston, Texas, I/O has regional offices in Canada, Europe, China, Russia and the Middle East. Additional information is available at www.i-o.com.

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning estimated revenues, earnings and earnings per share for fiscal 2005, and estimated gross margins, EBITDA and operating expenses as a percentage of revenue for fiscal 2005, future sales and market growth, and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with competitor’s product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; the Company’s ability to successfully manage the integration of its acquisitions into the Company’s operations; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004

Tables to follow

INPUT/OUTPUT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2005		2004
Net sales		$66,837	$36,287
Cost of sales		50,993	24,318

Gross profit		15,844	11,969

Operating expenses (income):
Research and development		4,643	3,783
Marketing and sales		7,686	3,299
General and administrative		6,322	4,693
Gain on sale of assets		(5)	(850)

Total operating expenses		18,646	10,925

Income (loss) from operations		(2,802)	1,044
Interest expense		(1,793)	(1,496)
Interest income		276	469
Other income		41	16

Income (loss) before income taxes		(4,278)	33
Income tax (benefit) expense		(1,215)	591

Net loss		(3,063)	(558)
Preferred dividend		194	—

Net loss applicable to common shares		$(3,257)	$(558)

Basic and diluted net loss per common share	$		$(0.01)
		(0.04)

Weighted average number of common and diluted shares outstanding		78,643,713	52,113,438

INPUT/OUTPUT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$27,628	$14,935
Restricted cash	2,092	2,345
Accounts receivable, net	62,907	61,598
Current portion notes receivable, net	10,704	10,784
Unbilled revenue	10,408	7,309
Inventories	85,333	86,659
Prepaid expenses and other current assets	9,741	7,974

Total current assets	208,813	191,604
Notes receivable	3,223	4,143
Property, plant and equipment, net	42,999	45,239
Multi-client data library, net	10,285	9,572
Deferred income taxes	469	480
Investment at cost	3,500	3,500
Goodwill	148,637	147,066
Intangible and other assets, net	75,540	77,512

Total assets	493,466	$479,116

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and current maturities of long-term debt and lease obligations	$5,341	$6,564
Accounts payable	31,221	40,856
Accrued expenses	26,641	26,686
Deferred revenue	9,240	8,423

Total current liabilities	72,443	82,529
Long-term debt and lease obligations, net of current maturities	78,531	79,387
Other long-term liabilities	1,180	2,688
Cumulative convertible preferred stock	30,000	–
Stockholders’ equity:
Common stock	796	795
Additional paid-in capital	481,364	480,845
Accumulated deficit	(164,773)	(161,516)
Accumulated other comprehensive income	1,506	2,449
Treasury stock	(5,909)	(5,844)
Unamortized restricted stock compensation	(1,672)	(2,217)

Total stockholders’ equity	311,312	314,512

Total liabilities and stockholders’ equity.	$493,466	$479,116

Reconciliation of EBITDA to Net Income
(Non-GAAP Measures)
(In thousands)
(Unaudited)

EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or income (loss) per share calculated under generally accepted accounting principals (GAAP). We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended
	March 31,
	2005	2004
Net loss	$(3,063)	$(558)
Interest expense	1,793	1,496
Interest income	(276)	(469)
Income tax (benefit) expense	(1,215)	591
Depreciation and amortization expense	8,644	2,422

EBITDA	$5,883	$3,482

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